UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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METTLER-TOLEDO INTERNATIONAL INC.

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Mettler-Toledo International Inc.

Im Langacher 8606 Greifensee Switzerland	1900 Polaris Parkway Columbus, Ohio 43240 USA

March 15, 2010

     Dear Fellow Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on Thursday, April 29, 2010, at 8:00 a.m. at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP on 375 Park Avenue (between 52nd and 53rd Streets), 36th Floor, New York, New York.

The Secretary’s notice of the meeting and the proxy statement which appear on the following pages describe the matters to be acted upon at the meeting.

We have distributed a Notice of Internet Availability of Proxy Materials to some shareholders instead of delivering paper copies of the proxy materials. The Notice sent provides information about accessing the proxy materials online and describes the voting methods available to all shareholders. Shareholders receiving the notice will also have the opportunity to request a paper copy of the proxy materials through the instructions provided. Any shareholders that do not receive the notice will receive a paper copy of all proxy materials through the mail. To change the way you receive proxy statements in the future please make a request in the appropriate space on the proxy card.

Please sign and return your proxy as soon as possible so that your vote will be counted. You may also vote over the Internet by following the instructions on your proxy card.

Sincerely yours,

Robert F. Spoerry
Chairman of the Board

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Mettler-Toledo International Inc.

Notice to Shareholders of Annual Meeting

Time:	8:00 a.m. on Thursday, April 29, 2010

Place:	Fried, Frank, Harris, Shriver & Jacobson LLP, 375 Park Avenue (between 52nd and 53rd Streets), 36th Floor New York, New York

Items of Business:	1. To elect nine directors

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm

3. To transact any other business properly brought before the meeting

Who Can Vote:	You can vote if you were a shareholder of record on March 1, 2010

Annual Report:	A copy of our 2009 Annual Report is enclosed

Date of Mailing:	On or about March 15, 2010

By order of the Board of Directors

James T. Bellerjeau
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 29, 2010: This proxy statement and our 2009 Annual Report are available at www.mt.com under “About Us / Investor Relations / Annual Reports and Proxy Statements” (http://phx.corporate-ir.net/phoenix.zhtml?c=116541&p=irol-reportsannual).

Whether or not you plan to attend this annual meeting, please complete the enclosed proxy card and promptly return it in the accompanying envelope. You may also vote over the Internet at http://proxyonline.mt.com.

This proxy statement is furnished in connection with the solicitation of proxies by Mettler-Toledo International Inc. on behalf of the Board of Directors for the 2010 Annual Meeting of Shareholders.

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ABOUT THE MEETING AND VOTING

Purpose of the Annual Meeting

The purpose of the annual meeting is to provide Mettler-Toledo International Inc. shareholders with an opportunity to vote on the proposals and any other business properly brought before the meeting.

Shareholders Entitled to Vote

Each share of common stock outstanding as of the close of business on March 1, 2010 (the “record date”), is entitled to one vote at the annual meeting on each matter properly brought before the meeting. As of the record date, 33,735,686 shares of common stock were outstanding.

Proposals to be Voted on and the Board’s Voting Recommendations

The following proposals will be voted on at the meeting. The board recommends that you vote your shares as indicated below. The board has not received proper notice of, and is not aware of, any additional business to be transacted at the meeting other than as indicated below.

Proposals	The Board’s Recommendation

1. The election of nine directors for one-year terms	“FOR” each nominee

2. The ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm	“FOR”

How to Vote

BY PROXY — You may vote your shares by proxy.  If you vote your shares by proxy, you are legally designating another person to vote the stock you own in accordance with your desired vote. To vote by proxy, complete, sign and return the enclosed proxy card by mail to the address stated on your proxy card. You may also vote over the Internet at http://proxyonline.mt.com.

IN PERSON — You may vote your shares by attending the meeting and voting your shares in person. The meeting is being held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, the address of which is indicated in the foregoing Notice to Shareholders.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. This will enable us to receive votes in advance of the meeting to ensure that a quorum (defined below) is present for the meeting.

Changing Your Vote

If you vote by proxy and subsequently decide to change your vote, you may revoke your proxy at any time before the polls close at the meeting. However, you may only do this by signing another proxy with a later date, completing a written notice of revocation and returning it to the address on the proxy card before the meeting, or voting in person at the meeting.

Votes Needed to Hold the Meeting

A quorum needs to be present at the meeting in order to hold the meeting. A quorum is a majority of the company’s outstanding shares of common stock as of the record date. Your shares are counted as present at the meeting if you attend the meeting and vote in person; vote by Internet; or properly return a proxy card by mail. Abstentions shall also be counted in determining whether a quorum is present.

Effect of not Providing Voting Instructions

If you do not provide a proxy or vote the shares yourself, your shares will not be voted. Proxies that are signed and returned but do not contain instructions will be voted “FOR” the items of business described in the proxy.

ABOUT THE MEETING AND VOTING

How to Vote on Proposal 1

A majority of shares present at the meeting and entitled to vote must vote “FOR” the election of each director, provided that if the number of nominees exceeds the number of directors to be elected, directors shall be elected by the affirmative vote of a plurality of the votes cast. Votes cast shall include votes for or against a director. An abstention shall not count as a vote cast with respect to a director.

How to Vote on Proposal 2

A majority of shares present at the meeting and entitled to vote must vote “FOR” the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for the proposal to be ratified. A properly executed proxy card marked “abstain” with respect to this proposal will not be voted. Accordingly, abstentions will have the effect of a vote “against” this proposal.

For purposes of determining whether the affirmative vote of a majority of the votes cast at the meeting and entitled to vote has been obtained, abstentions will be included in the number of shares present and entitled to vote.

No Dissenters’ Rights

In the event of certain corporate actions, such as a merger subject to shareholder approval, shareholders have the right to dissent from such action and obtain payment of the fair value of his/her shares. This is referred to as “dissenters’ rights”. The proposals in this proxy statement do not give rise to dissenters’ rights.

Receiving More than One Proxy Card

If you have received more than one proxy card, you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is BNY Mellon Shareowner Services and may be reached by phone at +1 (866) 322-7862 or for international holders at +1 (201) 680-6578 and on the web at www.bnymellon.com/shareowner.

Shareholder Questions

At the end of the meeting, shareholders appearing at the meeting may ask questions of general interest.

Vote Tabulation; Voting Results

The company appoints an independent inspector of election, who also tabulates the voting results. The meeting’s voting results will be disclosed promptly following the meeting on the company’s website and in a Form 8-K filed with the Securities and Exchange Commission shortly following the meeting.

BOARD OF DIRECTORS — GENERAL INFORMATION

Composition of the Board; Board Leadership Structure

In accordance with the company’s by-laws, the Board of Directors consists of between five and ten directors, with the exact number currently fixed at nine. Each director holds a one-year term until the next annual meeting of shareholders. The board has three committees: (i) the Audit Committee; (ii) the Compensation Committee; and (iii) the Nominating and Corporate Governance Committee.

The board consists of nine directors, including a Chairman, the CEO and seven independent, outside directors. The primary tasks of the board include the oversight of the company’s strategy and governance matters, review of the company’s financial matters, and evaluation of how the company executes against objectives. Management’s tasks include setting strategy and running the company’s operations. The company believes having a separate CEO and Chairman allows the Chairman to function as an important liaison between management and the board, helping ensure that the board fulfils its oversight responsibilities.

To ensure the board has sufficient independence from management, the board has also established a lead independent director (the Presiding Director), who oversees executive sessions of the non-management directors and all meetings of directors at which the Chairman is not present. The Presiding Director also coordinates with the Nominating and Corporate Governance Committee relating to director nominations as described in the Nominating and Corporate Governance Committee report below. Mr. Salice is currently serving as the Presiding Director.

Corporate Governance Guidelines

The board has established corporate governance guidelines that contribute to the overall operating framework of the board and the company. These guidelines cover topics including director qualifications and the director nomination process, the responsibilities of directors, including with respect to leadership development and management succession, meetings of non-management directors, and director compensation. The guidelines are available on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available in print to any shareholder who requests them at the address and phone number set forth above.

Responsibility of the Board of Directors in Governance & Role in Risk Oversight

It is the responsibility of the Board of Directors to establish and monitor the company’s internal governance practices and work toward the long-term success of the company. The company has adopted a code of business conduct and ethics, known as the code of conduct. All actions of the company’s Board of Directors, executive officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees are governed by the company’s code of conduct. No waiver of the code of conduct by an executive officer or director was approved by the board in 2009. A copy of the code of conduct is available at www.mt.com under “About Us / Investor Relations / Corporate Governance” (http://phx.corporate-ir.net/phoenix.zhtml?c=116541&p=irol-govboard) and is available in print to any shareholder who requests it. Shareholders may request copies free of charge from Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA, telephone +1 614 438 4748.

The board is involved in the oversight of the company’s risk management process as follows. Each year, the company conducts an enterprise risk assessment under the supervision of the Chief Financial Officer. The full board receives the results of the assessment, including an evaluation of risks and a description of actions taken by the company to mitigate risk. The Audit Committee reviews the results in detail and reports on its review to the board.

Minimum Qualifications for Directors

Members of the Board of Directors must demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. Diversity in business background, area of expertise, gender and ethnicity are also considered when selecting board nominees. Additional details are contained in the company’s corporate governance guidelines available at www.mt.com under “About Us / Investor Relations / Corporate Governance”.

BOARD OF DIRECTORS — GENERAL INFORMATION

Independence of the Board

The board uses the following criteria in evaluating independence: (i) independence under the rules of the New York Stock Exchange; and (ii) no relationships with the company (other than as a director or shareholder) or only immaterial relationships. The independence criteria are contained in the corporate governance guidelines available on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance”. The board solicits information from directors as to any relationship the director or his immediate family member has with the company that might affect the director’s independence. The board also evaluates directors’ independence pursuant to current New York Stock Exchange rules.

In light of these criteria, the board has determined that Messrs. Chu, Contino, Kelly, Madaus, Maerki, Milne and Salice are independent under the rules of the New York Stock Exchange and either have no relationships with the company (other than as director and shareholder) or have only immaterial relationships with the company. Mr. Spoerry, Chairman of the Board, and Mr. Filliol, President and Chief Executive Officer, are not independent under the rules of the New York Stock Exchange, as they are employees of the company.

The Board of Directors has determined that the following types of relationships are categorically immaterial:

•	Commercial business relationships where METTLER TOLEDO buys from or sells to companies where directors serve as employees, or where their immediate family members serve as executive officers, and where the annual purchases or sales are less than the greater of $1 million or 2% of either company’s consolidated gross revenues.

Meeting of Non-Management Directors

The board schedules regular executive sessions for its non-management members, typically as part of each board meeting. The Presiding Director acts as chairman of these meetings.

Director Attendance at Board Meetings and the Annual Meeting

The board expects that its members will attend all meetings of the board and the annual meeting of shareholders. The Board of Directors met four times in 2009. Each director attended at least 75% of all board and committee meetings of which the director is a member and all directors attended the 2009 annual meeting of shareholders.

Policy Limiting Director Service on Other Public Company Boards; Director Resignation

The board has adopted a policy that directors may not serve on more than six public company boards. The board also has a policy that directors will offer their resignation upon a change in professional position or in circumstances that might affect a director’s ability to serve on the board. In such circumstances, the Nominating and Corporate Governance Committee takes the lead on determining the appropriate course of action.

Director Retirement Policy

The Board of Directors has adopted a retirement policy, pursuant to which directors will retire immediately after the board meeting that follows their 72nd birthday. In adopting the policy, the Board of Directors considered the importance of ensuring a mix of ages among board members and the balance of continuity versus fresh perspectives.

Contacting the Board of Directors

Interested parties, including shareholders, may contact the Board of Directors, the Presiding Director individually or the non-management directors as a group via: EMAIL to PresidingDirector@mt.com; or REGULAR MAIL to Mettler-Toledo International Inc., Im Langacher, 8606 Greifensee, Switzerland, Attention: Presiding Director. All communications will be reviewed by the Presiding Director.

BOARD OF DIRECTORS — GENERAL INFORMATION

Director Compensation

Non-employee directors are compensated by an annual cash retainer, committee member fees, and per meeting fees for board and committee meetings attended. Board members may also receive a $750 meeting fee for performing interviews of board candidates. Members of the Board of Directors receive reimbursement for traveling costs and other out-of-pocket expenses incurred in attending board and committee meetings. Each director also receives an annual stock option grant and a grant of restricted stock units. The following provides an overview of the elements of 2009 director compensation:

Annual cash retainer	$40,000
Fee per board meeting attended	$1,000
Fee per committee meeting attended	$750
Annual grant of stock options — number granted	3,384
Annual grant of restricted stock units — number granted	246
Annual grant of restricted stock units to the Presiding Director — number granted	348
Committee member fees:
• Audit	$10,000
• Compensation	$5,000
• Nominating and Corporate Governance	$3,000
Committee Chair fees (in addition to member fees):
• Audit	$10,000
• Compensation	$5,000
• Nominating and Corporate Governance	$3,000

The actual amounts paid to each non-employee director with respect to 2009 are set out in the following table.

2009 Director Compensation

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(1)	Awards(1)	Compensation	Total

Wah-Hui Chu	$48,500	$22,327	$94,153	$—	$164,980
Francis A. Contino	67,000	22,327	94,153	—	183,480
John T. Dickson(2)	13,750	—	—	—	13,750
Philip H. Geier(2)	13,750	—	—	—	13,750
Michael A. Kelly	52,000	22,327	94,153	—	168,480
Martin D. Madaus(3)	24,500	22,327	94,153	—	140,980
Hans Ulrich Maerki	66,250	22,327	94,153	—	182,730
George M. Milne	51,500	22,327	94,153	—	167,980
Thomas P. Salice	$70,000	$31,584	$94,153	$—	$195,738

BOARD OF DIRECTORS — GENERAL INFORMATION

(1)	Represents the grant date fair value of restricted stock unit awards and option awards, respectively, computed in accordance with ASC 718 Compensation — Stock Compensation (“ASC 718”). The valuation assumptions associated with such awards are discussed in Note 12 to the company’s financial statements included in the Form 10-K for the fiscal year ending December 31, 2009.

At December 31, 2009, each director held unvested restricted stock units and stock options (vested and unvested) with respect to the following number of shares:

	Restricted	Stock
	Stock Units	Options

Wah-Hui Chu	726	14,084
Francis A. Contino	726	20,084
Michael A. Kelly	486	8,084
Hans Ulrich Maerki	726	26,084
Martin D. Madaus	246	3,384
George M. Milne	726	32,084
Thomas P. Salice	828	32,084

(2)	Messrs. Dickson and Geier retired from the board in April 2009.

(3)	Mr. Madaus joined the board in July 2009.

BOARD OF DIRECTORS — OPERATION

The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee has the authority to engage advisors or consultants as it deems appropriate to carry out its responsibilities. The membership and meetings of the committees are described in the following table.

Nominating &
Corporate
Name	Audit(1)	Compensation(2)	Governance

Wah-Hui Chu(3)			X
Francis A. Contino	X
Michael A. Kelly(3)		X
Hans Ulrich Maerki		X	X
Martin D. Madaus(4)	X
George M. Milne			X
Thomas P. Salice	X	X
Total meetings in 2009	4	4	2

(1)	Messrs. Contino, Madaus and Salice are each considered “financial experts” as determined by the Board of Directors pursuant to the relevant SEC definition, and all are independent. No Audit Committee member serves on more than two other public company audit committees. Our Chief Financial Officer, Chairman, Chief Executive Officer and General Counsel attend Audit Committee meetings at the request of the Audit Committee and give reports to and answer inquiries from the Audit Committee.

(2)	No member of the Compensation Committee was at any time during 2009 an officer or employee of the company or any of its subsidiaries, and no interlocks exist with respect to Compensation Committee members.

(3)	Mr. Chu’s service on the Nominating & Corporate Governance Committee and Mr. Kelly’s service on the Compensation Committee each began in February 2009.

(4)	Mr. Madaus’s service on the Audit Committee began in October 2009.

BOARD OF DIRECTORS — OPERATION

Committee Charters

Each committee of the Board of Directors has a written charter, setting forth the responsibilities of the committee in detail. The charters are reviewed annually and updated to comply with relevant regulations. The committee charters can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance” and are available free of charge in print to any shareholder who requests them. The primary functions of the committees are as follows:

Nominating &
Audit	Compensation	Corporate Governance

• Oversees the accounting and financial reporting process of the company	• Discharges the responsibilities of the company’s Board of Directors relating to compensation of the company’s executives	• Identifies, screens and recommends qualified candidates to serve as directors of the company
•   Assists with board oversight of the integrity of the company’s financial statements, and the sufficiency of the independent registered public accounting firm’s review of the company’s financial statements
	• Reviews and monitors compensation arrangements so that the company continues to retain, attract and motivate quality employees	• Advises the board on the structure and membership of committees of the board
• Assists with board oversight of the performance of the company’s internal audit function and independent registered public accounting firm, and the accounting firm’s qualifications and independence	• Reviews an annual report on executive compensation for inclusion in the company’s proxy statement	• Develops and recommends to the board corporate governance guidelines applicable to the company
• Assists with board oversight of the company’s compliance with legal and regulatory requirements	• Reviews the Compensation Discussion and Analysis included in the company’s proxy statement

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in overseeing the accounting and financial reporting processes of the company. The Audit Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance”. The committee is responsible for overseeing the accounting and financial reporting processes of the company and audits of the financial statements of the company. In discharging its oversight role, the Audit Committee discussed the audited financial statements contained in the 2009 annual report separately with the company’s independent registered public accounting firm and the company’s management and reviewed the company’s internal controls and financial reporting.

The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the company’s consolidated financial statements as well as the company’s internal control over financial reporting. PwC issues opinions as to (1) whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company and its subsidiaries in accordance with accounting principles generally accepted in the United States of America and (2) whether the company maintained, in all material respects, effective control over financial reporting.

Audited Financial Statements

In reviewing the company’s audited financial statements with the independent registered public accounting firm, the Audit Committee discussed with PwC the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board, and other matters including, without limitation:

•	PwC’s responsibilities under generally accepted auditing standards, including the nature and scope of their audits;

•	the written disclosures and confirming letter from PwC regarding their independence required under the Independence Standards Board Standard No. 1;

•	significant accounting policies, such as revenue recognition, goodwill and other intangible assets, and income taxes;

•	management judgments and accounting estimates;

•	any material weaknesses or significant deficiencies in internal controls over financial reporting; and

•	the extent of any significant accounting adjustments.

In reviewing the company’s audited financial statements with the company’s management, the Audit Committee discussed the same topics listed above with management, including, without limitation, the process used by management in formulating accounting estimates and the reasonableness of those estimates.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Independent Registered Public Accounting Firm Fees

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees

2009	$2,847,000	$257,000	$276,000	$0
2008	$3,072,000	$60,000	$264,000	$0

Audit Fees — Represents fees for the audit of the annual financial statements, including the Sarbanes-Oxley § 404 attestation opinion, and review of financial statements included in quarterly reports on Form 10-Q.

Audit-Related Fees — The audit-related fees in 2009 relate primarily to due diligence work in connection with acquisition transactions, services provided in relation to our Blue Ocean program of information technology

AUDIT COMMITTEE REPORT

investment and audits of certain of the company’s employee benefit plans. The audit-related fees in 2008 relate to due diligence work in connection with acquisition transactions, accounting consultations related to financial accounting and reporting standards and audits of certain of the company’s employee benefit plans.

Tax Fees — The 2009 and 2008 tax fees were primarily for tax compliance-related services.

Other Fees — No significant other services were performed by PwC for the company in 2009 or 2008.

The Audit Committee has determined that PwC’s provision of the services included in the categories “Tax Fees” and “Other Fees” is compatible with maintaining PwC’s independence. All non-audit services were approved in advance by the Audit Committee pursuant to the procedures described below.

Audit Committee Approval of Non-Audit Services

The Audit Committee approves all non-audit services provided by PwC in accordance with the following framework:

•	If the project is in an approved category and less than $50,000 in fees, it is considered pre-approved by the Audit Committee. Specific projects in excess of this amount and any potential projects not included in the pre-approval framework are presented to the full Audit Committee for their advance approval.

•	On a quarterly basis, PwC reports all non-audit services outside of the pre-approval framework to the Audit Committee and any proposals for non-audit services in the upcoming quarter.

•	All non-audit fees are reviewed at least annually by the Audit Committee.

The independent registered public accounting firm ensures that all audit and non-audit services provided to the company have been approved by the Audit Committee. Each year, the company’s management and the independent registered public accounting firm confirm to the Audit Committee that every non-audit service being proposed is permissible.

Independent Registered Public Accounting Firm for 2010

The Audit Committee has appointed PwC as the company’s independent registered public accounting firm to audit and report on the company’s consolidated financial statements for the fiscal year ending December 31, 2010 and to perform such other services as may be required of them.

Respectfully submitted by the members of the
Audit Committee:

Francis A. Contino, Chairman
Martin Madaus (from October 2009)
Hans-Ulrich Maerki (to October 2009)
Thomas P. Salice

COMPENSATION COMMITTEE REPORT

The Compensation Committee assists the board in reviewing and monitoring the compensation of the company’s executives. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance”.

The Compensation Committee is responsible for establishing compensation arrangements that allow the company to retain, attract and motivate highly qualified employees. The Compensation Committee reviews the company’s total compensation budget, and sets the annual compensation of the company’s executive officers, including the Chief Executive Officer. It also evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives input and recommendations from both the Head of Human Resources and the Chief Executive Officer regarding the amount and form of executive and director compensation.

The Compensation Committee also makes periodic use of compensation consultants. In 2009, the Compensation Committee engaged the firm Pearl Meyer & Partners to assist it in reviewing the Chairman’s compensation, and in establishing the size of the 2009 equity grants.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. On the basis of such review and discussions, the Compensation Committee recommended to the Board of Directors, and the board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the
Compensation Committee:

Thomas P. Salice, Chairman
Michael A. Kelly (from February 2009)
Hans Ulrich Maerki

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee assists the board in identifying and recommending individuals to be nominated for election to the Board of Directors by shareholders. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance”. The committee is responsible for advising the board on the structure and membership of committees of the board as well as developing corporate governance guidelines applicable to the operation of the company. We describe below the process established by the committee to nominate directors to the Board of Directors as well as some of the recent corporate governance activities undertaken by the committee.

Director Nomination Process

When there is an actual or anticipated board vacancy, candidates for the Board of Directors may be recommended by (i) any member of the Nominating and Corporate Governance Committee, (ii) other board members, (iii) third parties engaged for that purpose by the committee, and/or (iv) the company’s shareholders. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders and evaluate them in the same manner as other candidates. Shareholders interested in recommending a person to be a director of the company must make such recommendation in writing. The recommendation must be forwarded to the Secretary of the company at: Mettler-Toledo International Inc., Im Langacher, 8606 Greifensee, Switzerland. Shareholder recommendations must include the information and be sent within the time-frames specified in the company’s by-laws, a copy of which can be obtained from the Secretary. Additional details regarding minimum qualifications for director nominees can be found in the corporate governance guidelines on the company’s website at www.mt.com under “About Us / Investor Relations / Corporate Governance”.

The Nominating and Corporate Governance Committee follows the following process in nominating candidates for a position on the company’s Board of Directors.

(1)	The committee begins by working with the Presiding Director and Chairman of the Board to determine the specific qualifications, qualities and skills that are desired for potential candidates to fill the vacancy on the board. The committee makes this determination based upon the current composition of the board, the specific needs of the company and the Minimum Qualifications for Directors included in the corporate governance guidelines. These state that the Board of Directors should be composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, a general understanding of the company’s business, and an ability to work well together. The committee considers diversity in business background, area of expertise, gender and ethnicity. The committee also evaluates longer-term board succession, taking into account the demographics of respective board members.

(2)	The Nominating and Corporate Governance Committee, Presiding Director and Chairman of the Board will then compile a list of all candidates recommended to fill the vacancy on the board. Candidates who meet the desired qualifications, qualities and skills will be required to complete a questionnaire that solicits information regarding the candidates’ background, experience, independence and other information.

(3)	Members of the Nominating and Corporate Governance Committee, the Presiding Director, the Chairman of the Board and, in appropriate cases, other board members will interview those candidates who have completed the questionnaire.

(4)	Following these interviews, the full Nominating and Corporate Governance Committee considers the qualifications of each candidate to ensure that each candidate meets the specific qualities and skills that are desired. The committee will forward to the Board of Directors for consideration a list of candidates qualified for the position.

With regard to the current board nominees, the Nominating and Corporate Governance Committee has evaluated the qualifications and contributions of each of the board nominees and has recommended to the board that the nine current directors be nominated for re-election.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

Corporate Governance

The Nominating and Corporate Governance Committee focused in 2009 on the composition of the board and its committees, with an emphasis on board skills and succession generally. The Committee oversaw the director search process leading to the appointment of Mr. Madaus in July 2009. The Committee continues to review director candidates and committee membership.

Respectfully submitted by the members of the
Nominating and Corporate Governance Committee:

George M. Milne, Chairman
Wah-Hui Chu (from February 2009)
Hans Ulrich Maerki

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

The Compensation Committee oversees compensation of the company’s executive officers. In carrying out its duties, the Compensation Committee receives information and recommendations from the Head of Human Resources and the Chief Executive Officer, and may consult with outside compensation consultants as it deems appropriate. The Compensation Committee has historically used the firm Pearl Meyer & Partners to provide market surveys of executive compensation in technology firms in comparable industries (including scientific instrument firms), which are considered in setting compensation levels. In 2009, the Compensation Committee engaged the firm Pearl Meyer & Partners to assist it in reviewing the Chairman’s compensation, and in establishing the size of the 2009 equity grants.

The objectives of the company’s executive compensation programs are as follows:

•	We operate globally and compete to attract and keep the best talent. Total compensation must be competitive in the global personnel market in which we operate.

•	Compensation should be transparent and performance should be objectively measured.

•	We believe in a strong link between pay and performance. We set challenging targets for ourselves, and compensation is designed to reward overachievement of targets. At the same time, when performance is only at or below target, compensation tends to be below market.

•	One of our primary goals is to create shareholder value, and we seek to tie a significant portion of executive compensation to this objective. We do this in part by linking long-term compensation to the company’s long-term performance.

•	We also encourage executives to be company shareholders.

The company’s compensation program consists of three main elements: base salary, an annual cash incentive and long-term incentive compensation (stock options). We do not believe in providing special benefits to executives, and do not provide any significant perquisites. In sum, our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders.

Each year the Compensation Committee separately reviews each of the three elements, as well as total compensation, taking into account the company’s growth and performance, individual executive performance, and developments in the markets in which we compete for talent. In evaluating the competitiveness of the company’s executive compensation, the Compensation Committee periodically conducts both broad based surveys of executive compensation and surveys of the compensation of executives in the instruments and electronics industries, including companies in SIC Code 3826 (Laboratory Analytical Instruments). In 2008, Pearl Meyer & Partners provided US-based survey data using confidential surveys relating to CEO and senior executive compensation at technology companies in comparable industries, including scientific instruments firms, and of similar size firms to the company. They also provided peer company executive compensation at Ametek, Coherent, Dionex, Millipore, Pall, PerkinElmer, Roper, Varian and Waters. Hostettler & Partner AG provided European-based survey data from a database of 9,000 companies from a wider industry group, with an emphasis on companies in the precision instruments sector of a similar size to the company. In 2009, Pearl Meyer & Partners provided information about the size of and trends in US equity grants, using data from the above peer companies and from broader US-based survey data. They also provided information about Chairman compensation levels, using data from US and Swiss public companies as well as broader survey data on Swiss public companies.

Base Salary

The company’s goal is to pay average base salaries that are approximately at or somewhat below the median. Based on broad based and peer company surveys, we believe base salaries for executive officers are generally lower than those at peer companies. Although a certain base salary is necessary and appropriate, we believe the majority of

COMPENSATION DISCUSSION AND ANALYSIS

executive compensation should be paid in ways that link pay with performance. We accomplish this through the annual cash incentive and long-term incentives.

Annual Cash Incentive

We link pay with performance through our cash incentive plan, called POBS Plus (Performance Oriented Bonus System). The purpose of the incentive plan is to provide an incentive to key employees of the company to dedicate themselves to the financial success of the company as measured based on objective financial criteria. The incentive plan is administered by the Compensation Committee. At the end of each year, the Compensation Committee establishes the performance targets on which each participant’s incentive is based for the coming year. The financial targets used relate closely to our annual plan and budget, which are approved by the full Board of Directors each year. The targets are set taking into account the economic environment, the health of the company’s end-user markets, and the challenges and opportunities of the company’s various businesses. See “2009 Performance Targets and Actual Target Achievement” below.

A cash incentive is payable following achievement of at least 90% of the target level. Below 90% target achievement no payment is made. At 100% target achievement, the incentive is 50% of base salary for Messrs. Spoerry and Filliol, and 45% of base salary for Messrs. Donnelly, Caratsch and Widmer. The maximum incentive possible is earned at 130% target achievement, and is 169.38% of base salary for Messrs. Spoerry and Filliol, 160.50% of base salary for Messrs. Caratsch and Widmer, and 157.50% of base salary for Mr. Donnelly.

In addition, between 12 and 20 percent of the incentive for each participant is based on individual objective performance targets relating to the company’s annual business objectives. The Compensation Committee directly evaluates the Chief Executive Officer’s and Chairman’s performance on their individual targets, and reviews the CEO’s recommendation on the individual target performance of the other executive officers. After the conclusion of each year, the Compensation Committee reviews the audited results of the company’s performance against each participant’s performance targets and determines the incentive payment, if any, earned by each participant.

The plan provides that targets for 100% achievement should be challenging and ambitious, but also realistic and attainable such that it is possible to achieve and exceed them. The impact of over- or under-achieving targets on the annual incentive can be significant. The company and Board of Directors therefore approach the target setting process with care and consideration. We believe targets are set consistently with the philosophy of the POBS Plus plan that they be challenging and ambitious. In recent years the average target achievement for executive officers has ranged from 95% to approximately 125%.

2009 Performance Targets and Actual Target Achievement

The 2009 performance targets for 100% target achievement were as follows: adjusted non-GAAP earnings per share — $6.13, net cash flow before taxes, voluntary pension payments and restructuring — $229.4 million, last 12 months inventory turnover — 5.30, and group sales measured at budgeted currency rates — $1,956.9 million. Messrs. Caratsch and Widmer have additional targets related to the sales and operating profit of their respective divisions.

The 2009 actual performance was as follows: adjusted non-GAAP earnings per share — $5.50, net cash flow before taxes, voluntary pension payments and restructuring — $261.8 million, last 12 months inventory turnover — 5.12, and group sales measured at budgeted currency rates — $1,724.5 million. Adjusted non-GAAP earnings per share during 2009 excluded restructuring charges (net of tax) of $0.67, discrete tax benefits of $0.24 and debt extinguishment and financing costs (net of tax) of $0.04. Net cash flow before taxes, voluntary pension payments and restructuring represents cash flow from operations less capital expenditures, tax payments, voluntary pension payments of $11.5 million and restructuring payments of $22.2 million.

The 2009 target performance resulted in incentive payments for Messrs. Spoerry, Filliol, Donnelly, Caratsch and Widmer of 34%, 35%, 33%, 23% and 24% of base salary, respectively, under the POBS Plus plan for 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentives

Another method we have historically used to link pay with performance is awarding stock options, which we believe aligns management’s interests with those of the company’s shareholders. When the company performs well, the value of executive officers’ incentive compensation increases. When the company does not perform well, the value of incentive awards is reduced. Our stock options (including those granted in 2009) typically vest over five years, 20% per year, starting on the first anniversary of the date of grant. In 2003, we granted certain options that vested over two years. In 2008, we granted certain performance options that will vest in five years if the company meets EPS growth targets. Options generally have a term of ten years, except for certain grants to Swiss residents having terms of six years and ten and a half years.

In determining the size of each named executive officer’s stock option grants, the Compensation Committee evaluates the relative importance of the individual’s job, the contribution and performance of the individual, their years of service and their total compensation, as well as competitive information about equity as described above relative to each individual. In 2009, this analysis led to the grant of stock options with the grant date fair values each as described in the table “Grant of Plan-Based Awards”.

The Compensation Committee believes that past performance is just one factor to take into account in determining the size of future awards. In line with our philosophy of rewarding for performance, if the interests of shareholders have been and continue to be served, it is appropriate for management to continue to be awarded long-term incentives.

Option Grant Practices and Policy

The Compensation Committee approves all option grants. Option grants are typically made once each year on the date of the Compensation Committee meeting at which the overall annual compensation review takes place (typically in late October or early November each year). The Compensation Committee meeting dates are set up to two years in advance, and the option grants are made on the meeting date. This is typically shortly before the announcement of the company’s earnings. In the past, the Committee has also made initial grants to individual executive officers at the time they started serving as executive officers. All options have an exercise price equal to the closing price of the company’s shares on the New York Stock Exchange on the date of grant.

Equity Ownership Guidelines

The Compensation Committee feels it is important for senior executives to have a significant portion of their ongoing compensation tied to the interests of shareholders. In 2009, the Compensation Committee implemented equity ownership guidelines for directors and executive officers that call for the individuals to accumulate equity ownership as follows:

Category	Value of Equity Ownership Required

Directors	5x cash retainer
Chairman & CEO	5x base salary
CFO	3x base salary
Other executive officers	2x base salary

The following types of equity will count towards the ownership requirement: shares held directly, vested and unvested restricted stock units (if any), and the in-the-money value of vested stock options. Individuals have a five-year period to meet the ownership requirement, running from July 2009 for all current directors and officers. Prospectively the five-year period will run from the date of promotion or date of election to the board. If an individual does not meet the requirement within the relevant time periods, the Compensation Committee has the discretion not to make further equity grants to that person. If an individual has met their requirement but subsequently falls below due to a drop in share price, they will have 24 months to rebuild their ownership,

COMPENSATION DISCUSSION AND ANALYSIS

subject to Compensation Committee discretion. As of December 31, 2009, all directors and officers who had been serving with the company for more than three years had already met their equity ownership target.

Share Purchase Plan

To help encourage executives to be direct shareholders, the board approved the Mettler-Toledo 2007 Share Purchase Plan on November 1, 2007. Under the plan, executive officers may purchase company shares using all or a portion of their cash incentive payable under the POBS Plus plan, subject to approval of the Compensation Committee. The issue price for shares under the plan will be equal to the New York Stock Exchange closing price on the date of issuance, which is expected to be on or shortly before March 15 of each year. All shares issued pursuant to the plan will be restricted for a period of five years from the date of issuance, during which time they may not be sold, assigned, transferred or otherwise disposed of, nor may they be pledged or otherwise hypothecated, except in the case of death or disability.

Mr. Spoerry purchased shares with a value of CHF 500,000 from his 2007 cash incentive. Mr. Filliol purchased shares with a value of CHF 650,000 from his 2007 cash incentive, CHF 360,938 from his 2008 cash incentive, and CHF 286,275 from his 2009 cash incentive. Mr. Widmer purchased shares with a value of CHF 150,000 from his 2007 cash incentive.

Swiss Pension Plan

The Swiss-based executive officers (each of the named executive officers except Mr. Donnelly) participate in a Swiss pension plan called Mettler-Toledo Fonds, which is a cash balance benefit (or pension) plan. Each year we contribute to the plan 22% of each participating named executive officer’s “covered salary”. The covered salary for pension purposes is equal to 77.27% of the individual’s target salary (consisting of the base salary plus the cash incentive earned at 100% target achievement) and was capped by Swiss law at a maximum of CHF 820,800 in 2009 and CHF 795,600 in 2008 and 2007. Individual employees may also make their own direct contributions to the plan from their own funds. Amounts in the plan bear interest depending on the annual performance of the pension plan, including certain minimum amounts as set by Swiss law. Retirement benefits are paid in the form of a lump-sum payment when the employee reaches the normal retirement age under the plan of 65.

Tax Treatment

Section 162(m) of the Internal Revenue Code prohibits the company from deducting compensation in excess of $1 million paid to certain employees, generally its CEO and its three other most highly compensated executive officers (excluding the CFO), unless that compensation qualifies as performance-based compensation. We maintain flexibility to balance the need to fairly compensate the company’s executive officers with the company’s ability to deduct compensation pursuant to Section 162(m).

Tax Equalization Agreements (Swiss Executives)

The company is a party to tax equalization agreements with Messrs. Spoerry, Filliol, Caratsch and Widmer, who are non-U.S. citizens and non-U.S. residents and who pay income tax on their earnings in Switzerland. The individuals do not receive any cash benefit from the agreements, the principle of which is to leave the employee in exactly the same position (i.e., no better and no worse off) than if they had not become subject to incremental U.S. taxation on a portion of their income. Under the tax equalization agreements, the company has agreed to pay taxes borne by these executives in respect of incremental taxation being due in the United States by virtue of their work for the company there. Because the individuals are left no better and no worse off than had they not become subject to U.S. taxation, the Compensation Committee does not believe it is appropriate to take into account the U.S. taxes paid by the company under the tax equalization agreements when determining the employees’ compensation each year. In cases where the individual’s Swiss taxes are lower as a result of the company having paid these U.S. tax amounts, the individual may need to make a payment to the company under the tax equalization agreement.

COMPENSATION DISCUSSION AND ANALYSIS

Employment Agreements

The company is a party to employment agreements with each of the named executive officers. These agreements provide for a base salary subject to adjustment and participation in our cash incentive plan and other employee benefit plans. Each agreement prohibits the executive from competing with the company for a period of 12 months after termination of employment. The agreements may be terminated without cause by either party on 12 months’ notice (six months’ notice for Mr. Widmer), during which periods the executive is entitled to full compensation under the agreement, including payment of base salary, target cash incentive, and continuation of benefits.

The equity compensation arrangements are separately described in the sections below entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End”. The operation of the employment agreements in the context of a termination or a change in control is separately described below under “Payments Upon Termination or Change in Control”.

Changes in 2009 Compensation

Based on its review of salary survey data referred to above, and taking into account each individual’s performance, the Compensation Committee adjusted the 2009 base salaries of Mr. Filliol and Mr. Spoerry to CHF 825,000 and CHF 400,000, respectively, and increased the 2009 base salary of Mr. Caratsch by 2.0%. Based on the quality of leadership of Mr. Filliol, Mr. Spoerry, and the management team, and the overall performance of the company, the committee believes management’s compensation is appropriate.

Summary Compensation Table(1)

						Nonqualified
					Non-Equity	Deferred
		Base	Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Robert F. Spoerry	2009	$368,121	—	$552,426	$126,081	$93,871	$268,619	$1,409,118
Chairman(6)	2008	552,181	—	731,394	552,181	161,082	251,032	2,247,870
	2007	1,092,237	—	1,063,456	1,786,136	161,082	301,360	4,404,272
Olivier A. Filliol(7)	2009	759,249	—	2,312,091	263,459	166,184	(6,077)	3,494,907
President and Chief	2008	690,226	—	4,343,150	664,343	161,082	44,091	5,902,893
Executive Officer	2007	418,737	—	2,126,912	633,750	102,697	24,656	3,306,753
William P. Donnelly	2009	375,000	—	903,969	122,850	n.a.	36,943	1,438,762
Chief Financial Officer	2008	375,000	—	1,784,298	299,362	n.a.	36,042	2,494,702
	2007	349,800	—	963,160	535,194	n.a.	35,739	1,883,893
Thomas Caratsch(8)	2009	281,612	—	381,732	63,870	69,077	25,469	821,760
Head of Laboratory	2008	276,091	—	745,122	130,453	68,056	27,306	1,247,028
Urs Widmer	2009	309,774	—	381,732	73,323	76,359	14,230	855,418
Head of Industrial	2008	309,774	—	965,213	160,307	75,985	58,334	1,569,613
	2007	303,700	—	584,264	363,863	74,569	66,941	1,393,337

(1)	All amounts shown were paid in Swiss francs, except amounts paid to Mr. Donnelly and U.S. tax equalization payments, which were paid in U.S. dollars. For purposes of this table, all amounts paid in Swiss francs were converted to U.S. dollars at a rate of CHF 1.0866 to $1.00, the average exchange rate in 2009.

(2)	Represents the aggregate grant date fair value of stock option awards for each individual computed in accordance with ASC 718. The valuation assumptions associated with such awards are discussed in Note 12 to the company’s financial statements included in the Form 10-K for the fiscal year ending December 31, 2009. The 2008 figures reflect two grants made in that year for all officers except Mr. Spoerry. In connection with Mr. Filliol becoming the CEO, the Compensation Committee approved a one-time grant of performance options made on January 3, 2008. The regular annual grant of options was made on November 6, 2008.

(3)	Amounts shown are the annual cash incentive earned under the company’s POBS Plus (Performance Oriented Bonus System) incentive plan. A portion of the incentive was paid in the form of company shares pursuant to the Share Purchase Plan described above as follows:

COMPENSATION DISCUSSION AND ANALYSIS

Mr. Spoerry (CHF 500,000 for 2007), Mr. Filliol (CHF 650,000 for 2007, CHF 360,938 for 2008, and CHF 286,275 for 2009) and Mr. Widmer (CHF 150,000 for 2007).

(4)	Represents the change in actuarial present value of each individual’s accumulated benefit under the Mettler-Toledo Fonds pension plan, a Swiss cash balance benefit plan, consisting of the company’s contributions to the plan on behalf of each individual.

(5)	Includes tax equalization payments and other miscellaneous benefits as set out below. As described in the Compensation Discussion and Analysis above, the individuals do not receive any cash benefit from the tax equalization payments. The principle of the tax equalization is to leave the employee in exactly the same position (i.e., no better and no worse) than if they had not become subject to U.S. taxation on a portion of their income. As such, the Compensation Committee does not believe it is appropriate to include these tax equalization amounts when determining the employees’ compensation each year. Negative amounts represent payments by the individual to the company, for example as a result of lower Swiss taxes being due by virtue of the U.S. tax payments.

Miscellaneous benefits, none of which individually exceeds $25,000 in value, include car allowances, expense allowances, tax return preparation, and the value of meals in the company cafeteria. In Mr. Donnelly’s case, they also include the company’s matching payments under its 401(k) plan, access to a company-rented apartment in Columbus in lieu of hotel accommodations and the dollar value of life insurance premiums paid by the company.

		Tax	Miscellaneous
Name	Year	Equalization	Benefits

Robert F. Spoerry	2009	$217,198	$51,421
	2008	199,460	51,572
	2007	250,984	50,376
Olivier A. Filliol	2009	(35,343)	29,266
	2008	13,858	30,233
	2007	(1,833)	26,489
William P. Donnelly	2009	n.a.	36,943
	2008	n.a.	36,042
	2007	n.a.	35,739
Thomas Caratsch	2009	(6,129)	31,598
	2008	3,975	23,331
Urs Widmer	2009	(8,962)	23,192
	2008	34,819	23,515
	2007	42,845	24,096

(6)	Mr. Spoerry was President and Chief Executive Officer through 2007. He was Executive Chairman of the Board in 2008 and became Chairman of the Board effective January 2009.

(7)	Mr. Filliol was Head of Global Sales, Service and Marketing through 2007. He became President and Chief Executive Officer in January 2008.

(8)	Mr. Caratsch assumed the position of Head of Laboratory in January 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

					All Other
					Option
					Awards:		Grant Date
	Estimated Future Payouts				Number of	Exercise or	Fair Value
	Under Non-Equity Incentive				Securities	Base Price	of Stock and
	Plan Awards(1)				Underlying	of Option	Option
	Threshold	Maximum	Target	Grant Date	Options	Awards	Awards
Name	($)	($)	($)	(2)	(#)	($/Sh)	($)(3)

Robert F. Spoerry	0	$623,523	$184,060	10/28/2009	19,855	$90.76	$552,426
Olivier A. Filliol	0	1,286,016	379,625	10/28/2009	83,100	$90.76	2,312,091
William P. Donnelly	0	590,625	168,750	10/28/2009	32,490	$90.76	903,969
Thomas Caratsch	0	451,988	126,726	10/28/2009	13,720	$90.76	381,732
Urs Widmer	0	497,187	139,398	10/28/2009	13,720	$90.76	381,732

(1)	Represents the range of cash incentive payments possible under the company’s POBS Plus (Performance Oriented Bonus System) incentive plan in respect of the 2009 fiscal year. The maximum incentive possible is 169.4% of base salary for Messrs. Spoerry and Filliol, 157.5% for Mr. Donnelly, and 160.5% of base salary for the other named officers. The target cash incentive is 50% of base salary for Messrs. Spoerry and Filliol and 45% of base salary for the other named officers. The actual incentive earned in each year is included in the “Summary Compensation Table” above.

(2)	Each of the option awards was made under the Mettler-Toledo International Inc. 2004 Equity Incentive Plan. The grants vest in five equal annual installments starting on the first anniversary of the date of grant.

(3)	The grant date fair value of the options of $27.823 per share has been computed in accordance with ASC 718 using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of five years; a risk-free interest rate of 2.33%; a volatility rate of 30%; and a zero dividend yield. The Black-Scholes option pricing model is only one method of valuing options. The actual value of the options may significantly differ, and depends on the excess of the market value of the common stock over the exercise price at the time of exercise.

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards(2)
	Number of	Number of				Number of	Market
	Securities	Securities				Shares or	Value of
	Underlying	Underlying				Units of	Units of
	Unexercised	Unexercised	Option			Stock That	Stock That
	Options	Options	Exercise	Option	Option	Have Not	Have Not
	(#)	(#)	Price	Grant	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	Date	(#)	($)

Robert F. Spoerry(3)	—	—	$46.375	11/1/2000
	—	—	$45.91	10/31/2001
	—	—	$33.23	11/7/2002
	—	—	$37.56	8/27/2003
	—	—	$47.95	10/28/2004
	96,000	24,000	$52.37	11/3/2005	5/3/2016
	60,000	40,000	$68.06	11/2/2006	5/2/2017
	13,360	20,040	$105.11	11/1/2007	11/1/2017
	7,340	29,360	$73.69	11/6/2008	11/6/2018
	0	19,855	$90.76	10/28/2009	10/28/2019
Olivier A. Filliol	50,000	0	$46.20	6/1/2001	12/1/2011
	30,000	0	$45.91	10/31/2001	4/30/2012
	30,000	0	$33.23	11/7/2002	5/6/2013
	30,000	0	$37.56	8/27/2003	2/27/2014
	15,000	0	$37.56	8/27/2003	2/27/2014
	40,000	0	$47.95	10/28/2004	4/28/2015
	44,000	11,000	$52.37	11/3/2005	5/3/2016
	27,000	18,000	$68.06	11/2/2006	5/2/2017
	26,720	40,080	$105.11	11/1/2007	11/1/2017
	0	66,800	$112.37	1/3/2008	1/3/2018
	22,000	88,000	$73.69	11/6/2008	11/6/2018
	0	83,100	$90.76	10/28/2009	10/28/2019
William P. Donnelly	25,000	0	$45.91	10/31/2001	4/30/2012
	30,000	0	$37.56	8/27/2003	8/27/2013
	15,000	0	$37.56	8/27/2003	8/27/2013
	40,000	0	$47.95	10/28/2004	10/28/2014
	44,000	11,000	$52.37	11/3/2005	11/3/2015
	27,000	18,000	$68.06	11/2/2006	11/2/2016
	12,100	18,150	$105.11	11/1/2007	11/1/2017
	0	27,500	$112.37	1/3/2008	1/3/2018
	9,020	36,080	$73.69	11/6/2008	11/6/2018
	0	32,490	$90.76	10/28/2009	10/28/2019
Thomas Caratsch(4)						360	$37,796
	1,500	6,000	$112.37	1/3/2008	1/3/2018
	0	12,000	$112.37	1/3/2008	1/3/2018
	3,600	14,400	$73.69	11/6/2008	11/6/2018
	0	13,720	$90.76	10/28/2009	10/28/2019
Urs Widmer	15,000	0	$45.91	10/31/2001	4/30/2012
	25,000	0	$37.56	8/27/2003	2/27/2014
	15,000	0	$37.56	8/27/2003	2/27/2014
	25,000	0	$47.95	10/28/2004	4/28/2015
	28,000	7,000	$52.37	11/3/2005	5/3/2016
	16,500	11,000	$68.06	11/2/2006	5/2/2017
	7,340	11,010	$105.11	11/1/2007	11/1/2017
	0	16,050	$112.37	1/3/2008	1/3/2018
	4,500	18,000	$73.69	11/6/2008	11/6/2018
	0	13,720	$90.76	10/28/2009	10/28/2019

COMPENSATION DISCUSSION AND ANALYSIS

(1)	Each of the options vests ratably over five years starting from the first anniversary of the date of grant, except certain options granted in 2003, which vested on the first and second anniversary of the date of grant, and the January 3, 2008 grants, which will vest in full on March 1, 2013, provided the company has achieved at least 15% compound annual growth in its fully diluted earnings per share (EPS) (subject to certain defined adjustments) over the five-year period January 1, 2008 through December 31, 2012.

(2)	Mr. Caratsch received a grant of 600 restricted stock units in November 2007 prior to becoming an executive officer. The restrictions on these RSUs lapse ratably over five years from the first anniversary of the date of grant. The market value figure shown in the Stock Awards column is calculated using the closing share price of $104.99 on December 31, 2009.

(3)	The Compensation Committee recommended granting options to Mr. Spoerry in each of the five years between 2000 and 2004. Mr. Spoerry declined each of the proposed grants, requesting instead that the options be made available to other employees.

(4)	Of the January 3, 2008 option grants made to Mr. Caratsch, 12,000 are the above-referenced performance options. The remaining 7,500 options were granted in connection with Mr. Caratsch becoming an executive officer, and vest ratably over five years starting from the first anniversary of the date of grant.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Robert F. Spoerry	—	—	—	—
Olivier A. Filliol	—	—	—	—
William P. Donnelly	25,000	$1,265,268	—	—
Thomas Caratsch	—	—	120	$11,700
Urs Widmer	—	—	—	—

Pension Benefits(1)

		Number	Present	Payments
		of Years	Value of	During
		of Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)(2)	($)

Robert F. Spoerry	Mettler-Toledo Fonds	26	$5,406,867	$0
Olivier A. Filliol	Mettler-Toledo Fonds	11	3,286,345	0
William P. Donnelly	n.a.	n.a.	n.a.	n.a.
Thomas Caratsch	Mettler-Toledo Fonds	2	1,411,097	0
Urs Widmer	Mettler-Toledo Fonds	25	4,211,134	0

(1)	The Swiss-based executive officers (each of the named executive officers except Mr. Donnelly) participate in a Swiss pension plan called Mettler-Toledo Fonds, which is a form of cash balance benefit (or pension) plan. Each year we contribute to the plan 22% of each participating named executive officer’s “covered salary”. The covered salary for pension purposes is equal to 77.27% of the individual’s target salary (consisting of the base salary plus the cash incentive earned at 100% target achievement) and was capped by Swiss law at a maximum of CHF 820,800 in 2009 and CHF 795,600 in 2008 and 2007.

(2)	Swiss franc amounts have been converted to U.S. dollars at a rate of CHF 1.038 to $1.00, the exchange rate on December 31, 2009. Individual employees may also make their own direct contributions to the plan from their own funds. Of the amounts shown, the named officers individually contributed the following amounts: Mr. Spoerry $1.9 million, Mr. Filliol $2.0 million, Mr. Caratsch $1.25 million and Mr. Widmer $2.4 million.

Payments Upon Termination or Change in Control

Pursuant to their employment agreements described above, each of the named executive officers may be terminated after giving the requisite notice. In the event of certain terminations, the executives are entitled to receive full compensation during the notice period.

COMPENSATION DISCUSSION AND ANALYSIS

The following table reflects payments that would have been made to the named executive officers if they had been terminated on various grounds, assuming that notice of termination was given on December 31, 2009. This table does not include information about any contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all salaried employees.

Potential Payments Upon Termination or Change in Control(1)

	For Cause/Death/	Not For Cause/For
	Disability/Retirement	Good Reason/
Name	(2)	All Other(3)

Robert F. Spoerry
Base Salary	$0	$368,121
Cash Incentive	0	184,060
Pension	0	93,871
Benefits	0	43,414

Total	0	689,466
Olivier A. Filliol
Base Salary	0	759,249
Cash Incentive	0	379,625
Pension	0	166,184
Benefits	0	21,259

Total	0	1,326,317
William P. Donnelly
Base Salary	0	375,000
Cash Incentive	0	168,750
Pension	0	14,700
Benefits	0	10,000

Total	0	568,450
Thomas Caratsch
Base Salary	0	281,612
Cash Incentive	0	126,726
Pension	0	69,077
Benefits	0	13,989

Total	0	491,403
Urs Widmer
Base Salary	0	154,887
Cash Incentive	0	139,398
Pension	0	76,359
Benefits	0	7,592

Total	0	378,237

(1)	In all termination scenarios, the named executive officer retains vested amounts in the company’s pension plans — these amounts are described in the “Present Value of Accumulated Benefit” column of the Pension Benefits table above. In a change in control situation, unless otherwise provided in an option agreement, all unvested outstanding options will accelerate and become fully exercisable. For purposes of this table, we assume that all outstanding options accelerate and become fully exercisable as of December 31, 2009 (and that unvested

COMPENSATION DISCUSSION AND ANALYSIS

restricted stock units vest in the case of Mr. Caratsch). The expense associated with this acceleration is the same as absent a change in control, but would be incurred by the company earlier than over the normal course of the vesting period. The value of the named executive officers’ unvested stock options (and Mr. Caratsch’s unvested restricted stock units) as of December 31, 2009 is as follows (calculated as the difference between the share price on that date of $104.99 and the respective exercise price, but excluding out-of-the money options):

Value of
Accelerated
Unvested Stock
Name	Options

Robert F. Spoerry	$3,941,585
Olivier A. Filliol	5,180,473
William P. Donnelly	2,835,197
Thomas Caratsch	645,956
Urs Widmer	1,533,206

(2)	The named executive officers are not entitled to any additional compensation from the company or any additional option vesting upon a termination for cause or termination relating to disability or upon death or retirement. In a termination for cause, each employee forfeits vested as well as unvested stock options. U.S.-based employees have company-provided life insurance paying one time their annual compensation (up to $500,000) upon the employee’s death during employment. In Mr. Donnelly’s case, the insured amount is $500,000.

(3)	In all other terminations (including not for cause or for good reason), the individual is entitled to base salary, the cash incentive and certain benefits for the contractual notice period in their respective employment agreement. Pursuant to the operation of our equity plans applicable to all employees, the individual is also entitled to additional option vesting during the notice period; provided, that if the individual gives notice of a voluntary termination, the individual is not entitled to additional option vesting from the date of giving notice.

SHARE OWNERSHIP

This table shows how much of the company’s common stock is owned by directors, executive officers and owners of more than 5% of the company’s common stock as of the record date March 1, 2010 (December 31, 2009 in the case of 5% shareholders):

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent

5% Shareholders:
FMR LLC	3,687,009	10.9%
82 Devonshire Street Boston, MA 02109
Baron Capital Group	2,497,561	7.4%
767 Fifth Avenue, 49th Floor New York, NY 10153
BlackRock Inc.	2,192,303	6.5%
40 East 52nd Street New York, NY 10022
Columbia Wanger Asset Management	1,952,000	5.8%
227 West Monroe Street, Suite 3000 Chicago, IL 60606

	Direct	Indirect(2)	Total
	Number			Percent

Directors:
Robert F. Spoerry(3)	370,191	176,700	546,891	1.6%
Wah-Hui Chu	760	3,940	4,700	*
Francis A. Contino	2,120	9,340	11,460	*
Olivier A. Filliol	22,878	314,720	337,598	1.0%
Michael A. Kelly	60	940	1,000	*
Martin D. Madaus	600	0	600	*
Hans Ulrich Maerki	420	15,340	15,760	*
George M. Milne	3,420	21,340	24,760	*
Thomas P. Salice	208,570	21,340	229,910	*
Named Executive Officers:
William P. Donnelly(4)	54,507	202,120	256,627	*
Thomas Caratsch	410	6,600	7,010	*
Urs Widmer	8,913	111,340	120,253	*
All Directors and Executive Officers as a Group (15 persons):	735,818	1,012,260	1,748,078	5.0%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares.

(1)	Calculations of percentage of beneficial ownership are based on 33,735,686 shares of common stock outstanding on March 1, 2010. Information regarding 5% shareholders is based solely on Schedule 13Gs filed by the holders. For the directors and officers, the calculations assume the exercise by each individual of all options for the purchase of common stock held by such individual that are exercisable within 60 days of the date hereof.

(2)	Represents shares subject to stock options that are exercisable within 60 days.

(3)	Includes 17,778 shares held by Mr. Spoerry’s spouse.

(4)	Includes 3,230 shares held by Mr. Donnelly’s children.

PROPOSAL ONE:
ELECTION OF DIRECTORS

The nominees for the Board of Directors are listed below. Each nominee, if elected, will hold office until next year’s annual meeting of shareholders and until their successors have been duly elected and qualified. All nominees are currently directors. The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve if elected. In the event that a nominee is unable to serve, the person designated as proxyholder for the company will vote for the remaining nominees and for such other person as the Board of Directors may nominate.

Directors shall be elected by the affirmative vote of a majority of the votes cast with respect to each director, provided that if the number of nominees exceeds the number of directors to be elected, directors shall be elected by the affirmative vote of a plurality of the votes cast. Votes cast shall include votes for, against or to withhold authority for a director. An abstention shall not count as a vote cast with respect to a director. If an incumbent director fails to be reelected by a majority vote when such vote is required and offers to resign, and if that resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier accepted resignation or removal. If a director’s resignation is accepted by the Board of Directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, in each case pursuant to the provisions of Sections 1 and 2 of Article II of the company’s by-laws.

Qualifications of Director Nominees

The members of our Board of Directors have had diverse backgrounds and experiences during the course of their careers. These individual backgrounds and experiences better enable the board to perform its duties.

Robert F. Spoerry is 54 years old and has been a director since October 1996. Mr. Spoerry was President and Chief Executive Officer of the company from 1993 to 2007. Mr. Spoerry has been Chairman of the Board of Directors since May 1998 and served as Executive Chairman in 2008. Mr. Spoerry has a Masters in Mechanical Engineering from the Federal Institute of Technology in Zurich, Switzerland, and a Master of Business Administration from the University of Chicago. Mr. Spoerry is also a Director of Conzzeta Holding AG, Geberit AG, Holcim Ltd., Schaffner Holding AG and Sonova Holding AG.

As the former President and CEO of the company, Mr. Spoerry has long-standing experience in the global precision instrument industry and a deep knowledge of the company, including its organization, products, markets, customers and competitors. He has a strong technical background and experience with innovation-driven companies. Mr. Spoerry has broad international experience across industries and businesses relevant to the company, including by virtue of his service on several other boards of directors.

Wah-Hui Chu is 58 years old and has been a director since January 2007 and serves on the Nominating and Corporate Governance Committee. Mr. Chu has been Executive Director and Chief Executive Officer of Next Media Limited since October 2008. He was non-executive Chairman of PepsiCo International’s Asia Region from April 2007 to April 2008. From March 1998 to March 2007 he was the President of PepsiCo International — China Beverages Business Unit. Mr. Chu has a Masters in Business Administration from Roosevelt University. Mr. Chu is also a Director of Li Ning Company Limited.

Mr. Chu has extensive professional experience in management positions at leading U.S. companies’ Asian businesses, having spent 25 of the past 29 years in Asia with Quaker Oats Company, H.J. Heinz Company, Whirlpool Corporation, Monsanto Company and PepsiCo., Inc. For 20 of those 25 years in Asia, Mr. Chu had direct responsibilities over businesses in China, including building a more than $1 billion business for PepsiCo. The company has significant operations in Asia and is making significant investments in Asia, particularly China, and a person with Mr. Chu’s background will assist the company in this regard.

Francis A. Contino is 64 years old and has been a director since October 2004 and serves as Chairman of the Audit Committee. Mr. Contino has been Managing Director of FAC&B LLC since July 2008. He was a member of the Management Committee and a member of the Board of Directors of McCormick & Company, Inc. from 1998 to

PROPOSAL ONE:
ELECTION OF DIRECTORS

2008. He was Chief Financial Officer from 1998 through October 2007. He was Executive Vice President — Strategic Planning of McCormick from October 2007 to June 2008. Prior to joining McCormick, Mr. Contino was Managing Partner of the Baltimore office of Ernst & Young.

Mr. Contino has extensive financial experience from his background as a Certified Public Accountant, his 20-year tenure as an Audit Partner at Ernst & Young, where he served as coordinating partner for large multinational public companies, and from his 10-year service as the Chief Financial Officer of McCormick & Company, a $3 billion public company. Mr. Contino is considered one of the board’s financial experts and serves as Chairman of the Audit Committee. With his experience at McCormick, Mr. Contino also brings valuable insights into the food sector, which is a key end-user market for the company.

Olivier A. Filliol is 43 years old and has been a director since January 2009. He has been President and Chief Executive Officer of the Company since January 1, 2008. Mr. Filliol served as Head of Global Sales, Service and Marketing of the Company from April 2004 to December 2007, and Head of Process Analytics of the Company from June 1999 to December 2007. From June 1998 to June 1999 he served as General Manager of the Company’s U.S. checkweighing operations. Prior to joining the Company, he was a Strategy Consultant with the international consulting firm Bain & Company working in the Geneva, Paris and Sydney offices. Mr. Filliol has a Masters and Ph.D. in Business Administration from the University of St. Gallen, Switzerland, and has completed executive education at the Business School of Stanford University.

Mr. Filliol has broad experience across many of the company’s businesses. He led one of the company’s divisions over an eight year period and he was the principal architect behind the company’s growth initiative in sales and marketing. He has particular strengths in both strategy development and execution. As CEO of the company, Mr. Filliol also brings the board the necessary insights into understanding the global operations of the company.

Michael A. Kelly is 53 years old and has been a director since July 2008 and serves on the Compensation Committee. Mr. Kelly has been Executive Vice President, Display and Graphics Business of 3M Company since October 2006. Prior to this, he served in various management positions in the U.S., Singapore, Korea and Germany since he joined 3M in 1981. Mr. Kelly has completed executive education at The Wharton School of the University of Pennsylvania.

In his role as the Executive Vice President of 3M’s Display and Graphics Business, Mr. Kelly has global responsibility for all operational and strategic elements of this $3.5 billion business, including the Optical Systems, Traffic Safety, Commercial Graphics, Architectural Markets, and Mobile Device segments. Mr. Kelly’s business also has responsibility for all film manufacturing for 3M. In running this complex and highly technical set of global businesses, Mr. Kelly has experience in several topics relevant to the company, including strategic planning, restructuring, shifting business focus to emerging markets, and operational matters generally.

Martin D. Madaus, Ph.D., is 50 years old and has been a director since June 2009 and serves on the Audit Committee. Dr. Madaus is Chairman, President and Chief Executive Officer of Millipore Corporation, a life sciences company serving the bioscience research and biopharmaceutical manufacturing industry. Prior to joining Millipore in 2005, he was at Roche Diagnostics Corporation where, as President and Chief Executive Officer, he was responsible for the North American operations. Dr. Madaus has a Doctor of Veterinary Medicine from the University of Munich, Germany, and a Ph.D. in veterinary medicine from the Veterinary School of Hanover, Germany.

Dr. Madaus is the CEO of Millipore and faces similar challenges as the company. As a sitting CEO he can be helpful to the board and the CEO in analyzing comparable issues he faces. A significant portion of the company’s business relates to the life science industry in which Millipore is active. Dr. Madaus is also considered one of the board’s financial experts.

Hans Ulrich Maerki is 63 years old and has been a director since September 2002 and serves on the Compensation and Nominating & Corporate Governance Committees. Mr. Maerki was the Chairman of IBM

PROPOSAL ONE:
ELECTION OF DIRECTORS

Europe/Middle East/Africa (EMEA) from August 2001 to March 2008. From July 2003 to May 2005, Mr. Maerki was also the General Manager of IBM EMEA. From 1996 to July 2001, Mr. Maerki was General Manager of IBM Global Services, EMEA. Mr. Maerki worked at IBM in various positions from 1973 to 2008. Mr. Maerki has a Masters in Business Administration from the University of Basel, Zurich. Mr. Maerki is also a Director of ABB Ltd. and Swiss Re.

In his 35-year tenure at IBM, including most recently running a business with approximately $35 billion in revenue across 124 countries, Mr. Maerki has made extensive contributions in addressing service, software and other IT-related topics, and also has deep experience in marketing and sales. These are areas of increasing importance to the company’s business, and as a result this experience is very relevant. By virtue of his service on the board of ABB, Mr. Maerki also has insight into the industrial end-user market, which is another key market for the company.

George M. Milne, Jr., Ph.D., is 66 years old and has been a director since September 1999 and serves as Chairman of the Nominating and Corporate Governance Committee. Dr. Milne is a venture partner of Radius Ventures, LLC. From 1970 to July 2002, Dr. Milne held various management positions with Pfizer Corporation, including most recently Executive Vice President, Pfizer Global Research and Development and President, Worldwide Strategic and Operations Management. Dr. Milne was also a Senior Vice President of Pfizer Inc. and a member of the Pfizer Management Council. He was President of Central Research from 1993 to July 2002 with global responsibility for Pfizer’s Human and Veterinary Medicine Research and Development. Dr. Milne has a Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology (MIT). Dr. Milne is also a Director of Athersys Inc. and Charles River Laboratories, Inc. He was a director of Aspreva, Inc. from 2004 to 2008, Conor Medsystems, Inc. from 2003 to 2006 and MedImmune, Inc. from 2005 to 2007.

With his long tenure at Pfizer Corporation, his work as a venture partner with Radius Ventures and through his service on multiple life science boards, Dr. Milne has a deep understanding of R&D processes and the services, tools and technologies being used in the life sciences industry. The life science industry is one of the company’s most important end-user markets and the board wishes to have members with broad exposure to this industry. This helps the board understand industry trends, and to assess product development and marketing strategies.

Thomas P. Salice is 50 years old and has been a director since October 1996 and serves on the Audit Committee and as Chairman of the Compensation Committee. Mr. Salice is a co-founder and principal of SFW Capital Partners, LLC, a private equity firm. He has served as a Managing Member of SFW Capital Partners since January 2005. From June 1989 to December 2004, Mr. Salice served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer and Vice-Chairman. Mr. Salice has a Masters in Business Administration from Harvard University. Mr. Salice is also a Director of Waters Corporation. He was a director of Agere Systems from 2003 to 2007, and has previously served on numerous other boards including CasTech Aluminum Group Inc., Dal-Tile International, Manchester Tank & Equipment Co., Marbo, Inc. and Sovereign Specialty Chemicals, Inc.

Mr. Salice has more than twenty years private equity experience, including as an investor in the analytical tools sectors and related service businesses, which has given him extensive operational, industry and strategic knowledge in key company business areas. Mr. Salice led the team at AEA Investors in the acquisition of the company in 1996 and has served on the board since that time. Mr. Salice has in-depth experience in strategic planning, corporate finance, capital structure, investor relations, mergers and acquisitions, and other topics that are relevant to the board. Mr. Salice is also considered one of the board’s financial experts.

The Board of Directors recommends that you vote FOR the election of each of the directors listed above.

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the appointment of PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Audit Committee has appointed PwC, independent public accountants, to audit and report on the company’s consolidated financial statements for the fiscal year ending December 31, 2010 and to perform such other services as may be required of them.

Auditor Attendance at Annual Meeting

Representatives of PwC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Limitation on Amount of Audit Fees

We have no existing direct or indirect understandings or agreements with PwC that place a limit on current or future years’ audit fees. Please see the Audit Committee Report in this proxy statement for further details concerning the fees charged by PwC.

The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as independent registered public accounting firm. Proxies will be voted “FOR” ratification of the appointment of PwC unless otherwise specified in the proxy.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Dickson, Geier, Kelly, Maerki and Salice, none of whom were officers or employees of the company or its subsidiaries or had any relationship requiring disclosure by the company under Item 404 of the Securities and Exchange Commission’s Regulation S-K during 2009. No interlocking relationship exists between the members of Mettler-Toledo’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s executive officers and directors, and persons who own more than ten percent of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and The New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that in the last fiscal year, all filing requirements applicable to our executive officers and directors and greater than 10% shareholders were complied with except the filing of a Form 4 on March 25, 2009 reporting Mr. Filliol’s purchase of stock on March 13, 2009.

Availability of Form 10-K and Annual Report to Shareholders

The company’s Annual Report to shareholders for the fiscal year ended December 31, 2009, including financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

The Annual Report will be available on the company’s website at www.mt.com under “About Us / Investor Relations / Annual Report”. Upon written request, the company will furnish, without charge, to each person whose proxy is being solicited a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC. Requests in writing for copies of any such materials should be directed to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240-2020, USA, telephone +1 614 438 4748.

Electronic Delivery of Annual Report and Proxy Statement

If you wish to receive future annual reports, proxy statements and other materials and shareholder communications electronically via the Internet, please follow the directions on your proxy card for requesting such electronic delivery. An election to receive materials electronically will continue until you revoke it. You will continue to have the option to vote your shares by mail or via the Internet.

How to Submit Shareholder Proposals

Shareholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. We must receive proposals for next year’s annual meeting no later than November 15, 2010. Proposals and questions related thereto should be submitted in writing to the Secretary of the company. Proposals may be included in the proxy statement for next year’s annual meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and in connection with certain procedures described in our by-laws, a copy of which may be obtained from the Secretary of the company. Any proposal submitted outside the processes of these rules and regulations will be considered untimely for the purposes of Rule 14a-4 and Rule 14a-5.

Expenses of Solicitation

The cost of soliciting proxies will be borne by the company. In addition to the solicitation of proxies by use of the mail, some of our officers, directors and regular employees, none of whom will receive additional compensation

ADDITIONAL INFORMATION

therefore, may solicit proxies in person or by Internet or other means. As is customary, we will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of METTLER TOLEDO stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2009 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2009 annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report should submit this request by writing to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA or by calling +1 614 438 4748. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other Matters

We know of no other matter to be brought before the annual meeting. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to any such matter in accordance with their reasonable judgment.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Mettler-Toledo International Inc.

INTERNET
http://www.proxyvoting.com/mtd
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

  WO#
69335
▼  FOLD AND DETACH HERE  ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.	Please mark your votes as indicated in this example
ITEM NO. 1. - ELECTION OF DIRECTORS

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

01 Robert F. Spoerry				06 Martin D. Madaus				ITEM NO. 2. APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
02 Wah-Hui Chu				07 Hans Ulrich Maerki
03 Francis A. Contino				08 George M. Milne				PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
04 Olivier A. Filliol				09 Thomas P. Salice				Receipt is hereby acknowledged of the Mettler-Toledo International Inc. Notice of Meeting and Proxy Statement.
05 Michael A. Kelly

Mark Here for Address Change or Comments SEE REVERSE

Signature	Signature	Date
NOTE. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person’s title

You can now access your Mettler-Toledo International, Inc. account online.
Access your Mettler-Toledo International, Inc. account online via Investor ServiceDirect ® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Mettler-Toledo International, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
You can view the 2009 Annual Report to Stockholders and the 2010
Proxy Statement on the internet at http://proxyonline.mt.com
▼  FOLD AND DETACH HERE  ▼
PROXY
METTLER-TOLEDO INTERNATIONAL INC.
Proxy for Annual Meeting of Shareholders
April 29, 2010
This proxy is solicited on behalf of Mettler-Toledo International Inc.’s Board of Directors
     The undersigned hereby appoints Robert F. Spoerry and William P. Donnelly, and each of them, proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Mettler-Toledo International Inc. common stock which the undersigned may be entitled to vote at the 2010 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held in New York, New York on Thursday, April 29, 2010 at 8:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment thereof.
     Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked. IF THIS PROXY IS SIGNED BUT NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR ITEMS 1 AND 2 in their discretion, and the appointed proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (continued and to be signed on other side)

WO#
69335

LABEL BELOW FOR MIS USE ONLY!
PO# K-4005
VANGUARD #134
METTLER-TOLEDO 401K #121, 156
ORIGINAL 1UP POLY 03-08-10 TM
KEVIN (METTLER TOLEDO 401K - K4005 VANGUARD 2010 KM)

          POST OFFICE BOX 2600 • VALLEY FORGE PA 19482-2600
▼  Please fold and detach card at perforation before mailing  ▼
METTLER-TOLEDO INTERNATIONAL INC.
Proxy for Annual Meeting of Shareholders
April 29, 2010
This proxy is solicited on behalf of Mettler-Toledo International Inc.’s Board of Directors
The undersigned hereby appoints Robert F. Spoerry and William P. Donnelly, and each of them, proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Mettler-Toledo International Inc. common stock which the undersigned may be entitled to vote at the 2010 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held in New York, New York on Thursday, April 29, 2010 at 8:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment thereof.
This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Mettler-Toledo, Inc. Enhanced Retirement Savings Plan 091706 and the Mettler-Toledo, Inc. D.C. Retirement Savings Plan 092821 (the Plan). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on April 26, 2010, you will be treated as directing the Plan’s Trustee to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.
Please mark this proxy as indicated to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign below; no boxes need to be checked. IF THIS PROXY IS SIGNED BUT NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR ITEMS 1 AND 2 in their discretion, and the appointed proxies are authorized to vote upon such other business as may properly come before the meeting.

MIS EDITS:      # OF CHANGES ___/___ PRF 1 ___ PRF 2 ____
OK TO PRINT AS IS*                      *By signing this form you are authorizing MIS to print this form in its current state.

SIGNATURE OF PERSON AUTHORIZING PRINTING            DATE

ê	PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE
Dated:                          , 2010
Receipt is hereby acknowledged of the Mettler-Toledo International Inc.
Notice of Meeting and Proxy Statement

Signature	(Sign in the Box)
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate partnership proxies should be signed by an authorized person indication the person’s title.

ê	ê	121, 156 KM10

LABEL BELOW FOR MIS USE ONLY!
PO# K-4005
VANGUARD #134
METTLER-TOLEDO 401K #121, 156
ORIGINAL 1UP POLY 03-08-10 TM
MIS EDITS:       # OF CHANGES ___/___ PRF 1 ___ PRF 2 ____
OK TO PRINT AS IS*                           *By signing this form you are authorizing MIS to print this form in its current state.

SIGNATURE OF PERSON AUTHORIZING PRINTING            DATE

KEVIN (METTLER TOLEDO 401K - K4005 VANGUARD 2010 KM)
▼  Please fold and detach card at perforation before mailing  ▼

ê	Please fill in box(es) as shown using black or blue ink or number 2 pencil.	☒	ê
PLEASE DO NOT USE FINE POINT PENS.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

ITEM NO. 1 ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN

(01) Robert F. Spoerry	☐	☐	☐

(02) Wah-Hui Chu	☐	☐	☐

(03) Francis A. Contino	☐	☐	☐

(04) Olivier A. Filliol	☐	☐	☐

(05) Michael A. Kelly	☐	☐	☐

(06) Martin D. Madaus	☐	☐	☐

(07) Hans Ulrich Maerki	☐	☐	☐

(08) George M. Milne	☐	☐	☐

(09) Thomas P. Salice	☐	☐	☐

ITEM NO. 2 APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

ê	PLEASE SIGN AND DATE ON THE REVERSE SIDE.		ê
121, 156 KM10